Exhibit 10.1
AWARD FORMULA FOR 2016-2017
LEGGETT & PLATT, INCORPORATED
PROFITABLE GROWTH INCENTIVE PROGRAM

On February 24, 2016, the Compensation Committee (Committee) adopted the award formula and performance targets under the Profitable Growth Incentive (PGI) Program for the 2016-2017 Performance Period. Growth performance stock units (GPSUs) are granted to certain key management employees under the PGI Program including our named executive officers: Karl G. Glassman, President and CEO, Matthew C. Flanigan, Executive Vice President and CFO, Perry E. Davis, Senior Vice President, President – Residential Furnishings, and Jack D. Crusa, Senior Vice President, President – Industrial Materials and Specialized Product Segments. As previously reported, David S. Haffner served the Company as Board Chair and Chief Executive Officer until December 31, 2015, and Joseph D. Downes, Jr., retired from his position as Senior Vice President, President – Industrial Materials as of April 5, 2015 continuing with the Company in a lesser position through December 31, 2015. As such, neither Mr. Haffner nor Mr. Downes were granted GPSUs. The GPSUs are granted pursuant to the Company’s Flexible Stock Plan, amended and restated, effective as of May 5, 2015, filed March 25, 2015 as Appendix A to our Proxy Statement for the Annual Meeting of Shareholders. The Committee granted the 2016-2017 GPSUs in accordance with the 2015 Form of Profitable Growth Incentive Award Agreement and Terms and Conditions (Form of Award), which was filed as Exhibit 10.1 to the Company’s Form 8-K on March 26, 2015.
The above executives, as well as other key management employees, were granted a number of GPSUs determined by multiplying the executive’s current base annual salary by an award multiple (approved by the Committee), and dividing this amount by the average closing price of our common stock for the 10 trading days immediately following the date of our fourth quarter earnings press release. The number of GPSUs that will ultimately vest will depend on the Revenue Growth and EBITDA Margin of the Company (for Glassman and Flanigan), the Residential Furnishings Segment (for Davis) and the Industrial Materials & Specialized Products Segments (for Crusa – 2016 only) and the Industrial Materials Segment (for Crusa – 2017 only) at the end of a 2-year Performance Period beginning January 1, 2016 and ending December 31, 2017. The percentage of vested GPSUs will range from 0% to 250% of the number granted according to the below payout schedules. Payouts will be interpolated for achievement levels falling between those set out in the schedules below.

EBITDA Margin	2016-2017 Award Payout Percentage-Corporate (GLASSMAN and FLANIGAN)
19.7%	0%	250%	250%	250%	250%	250%	250%	250%	250%
18.7%	0%	213%	250%	250%	250%	250%	250%	250%	250%
17.7%	0%	175%	213%	250%	250%	250%	250%	250%	250%
16.7%	0%	138%	175%	213%	250%	250%	250%	250%	250%
15.7%	0%	100%	138%	175%	213%	250%	250%	250%	250%
14.7%	0%	75%	100%	138%	175%	213%	250%	250%	250%
13.7%	0%	50%	75%	100%	138%	175%	213%	250%	250%
12.7%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<12.7%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<2.8%	2.8%	3.8%	4.8%	5.8%	6.8%	7.8%	8.8%	9.8%
	Revenue Growth

EBITDA Margin	2016-2017 Award Payout Percentage-Residential Furnishings Segment (DAVIS)
23.7%	0%	250%	250%	250%	250%	250%	250%	250%	250%
22.7%	0%	213%	250%	250%	250%	250%	250%	250%	250%
21.7%	0%	175%	213%	250%	250%	250%	250%	250%	250%
20.7%	0%	138%	175%	213%	250%	250%	250%	250%	250%
19.7%	0%	100%	138%	175%	213%	250%	250%	250%	250%
18.7%	0%	75%	100%	138%	175%	213%	250%	250%	250%
17.7%	0%	50%	75%	100%	138%	175%	213%	250%	250%
16.7%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<16.7%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<2.8%	2.8%	3.8%	4.8%	5.8%	6.8%	7.8%	8.8%	9.8%
	Revenue Growth

EBITDA Margin	2016-2017 Award Payout Percentage-Industrial Materials & Specialized Products Segments (CRUSA – 2016 only)
23.9%	0%	250%	250%	250%	250%	250%	250%	250%	250%
22.9%	0%	213%	250%	250%	250%	250%	250%	250%	250%
21.9%	0%	175%	213%	250%	250%	250%	250%	250%	250%
20.9%	0%	138%	175%	213%	250%	250%	250%	250%	250%
19.9%	0%	100%	138%	175%	213%	250%	250%	250%	250%
18.9%	0%	75%	100%	138%	175%	213%	250%	250%	250%
17.9%	0%	50%	75%	100%	138%	175%	213%	250%	250%
16.9%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<16.9%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<3.0%	3.0%	4.0%	5.0%	6.0%	7.0%	8.0%	9.0%	10.0%
	Revenue Growth

EBITDA Margin	2016-2017 Award Payout Percentage-Industrial Materials Segment (CRUSA – 2017 only)
19.4%	0%	250%	250%	250%	250%	250%	250%	250%	250%
18.4%	0%	213%	250%	250%	250%	250%	250%	250%	250%
17.4%	0%	175%	213%	250%	250%	250%	250%	250%	250%
16.4%	0%	138%	175%	213%	250%	250%	250%	250%	250%
15.4%	0%	100%	138%	175%	213%	250%	250%	250%	250%
14.4%	0%	75%	100%	138%	175%	213%	250%	250%	250%
13.4%	0%	50%	75%	100%	138%	175%	213%	250%	250%
12.4%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<12.4%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<2.6%	2.6%	3.6%	4.6%	5.6%	6.6%	7.6%	8.6%	9.6%
	Revenue Growth

“EBITDA Margin” for the Company or applicable profit centers equals the cumulative Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) over the 2-year Performance Period divided by the total revenue over the Performance Period.

“Revenue Growth” will be the compound annual growth rate (CAGR) of the total revenue for the Company or applicable profit centers in the second fiscal year of the Performance Period compared to the Base Year Revenue. “Base Year Revenue” is the total revenue of the Company or applicable profit centers in the fiscal year immediately preceding the Performance Period.
In determining the Revenue Growth for the Company or applicable profit centers during the Performance Period, the percentage of Revenue Growth will be adjusted by the difference (positive or negative) between the Forecast GDP Growth minus the Actual GDP Growth, but such adjustment will be made only if the difference is greater than ±1.0%. The “Forecast GDP Growth” is 2.8%, representing the weighted average GDP growth forecast for 2016-2017 calculated from data published in the International Monetary Fund’s January 2016 World Economic Outlook Update for the United States (70.3% weighting), Euro Area (10.9%), China (10.3%), Canada (5.4%) and Mexico (3.1%). “Actual GDP Growth” is the weighted average GDP growth for 2016-2017 calculated from data published in the International Monetary Fund’s January 2018 World Economic Outlook Update (or, in the event such publication is unavailable, a reasonable substitute report) for the same geographies and using the same weighting.
The calculations for Revenue Growth and EBITDA Margin will include results from businesses acquired during the Performance Period. Revenue Growth and EBITDA Margin will exclude results for any businesses divested during the Performance Period, and the divested businesses’ revenue will also be deducted from Base Year Revenue. EBITDA margin will exclude results from non-operating branches. EBITDA results will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles (i) from non-cash impairments; (ii) related to loss contingencies identified in Note T to the financial statements in the Company’s 2015 Form 10-K; (iii) that are (a) extraordinary, (b) unusual in nature, or (c) infrequent in occurrence; (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle.
Capitalized terms, not otherwise defined herein, have the meanings given to them in the Form of Award.

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